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                         NU HORIZONS ELECTRONICS CORP.
                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                                  (Unaudited)

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                                                                     FOR THE YEAR ENDED
                                                                     ------------------

                                                FEBRUARY                 FEBRUARY                    FEBRUARY
                                                28, 1999                 28, 1998                    28, 1997
                                         --------------------      ---------------------       -------------------

BASIC EARNINGS:
---------------

NET INCOME                                        $ 4,544,831                $ 5,297,991               $ 7,073,560
                                         ====================      =====================       ===================

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING                        8,753,076                  8,753,076                 8,732,299
                                         --------------------      ---------------------       -------------------


BASIC EARNINGS PER
COMMON SHARE                                      $       .52                $       .61               $       .81
                                                  ===========                ===========               ===========

DILUTED EARNINGS:
-----------------

Net Income                                        $ 4,544,831                $ 5,297,991               $ 7,073,560

Net (after tax) interest expense related
  to convertible debt                                 340,000                    340,000                   359,289
                                         --------------------      ---------------------       -------------------

NET INCOME AS ADJUSTED                            $ 4,884,831                $ 5,637,991               $ 7,432,849
                                         ====================      =====================       ===================

SHARES:

Weighted average number of common
  shares outstanding                                8,753,076                  8,753,076                 8,732,299

Stock options                                       1,734,450                  1,361,450                 1,302,227

Assuming Conversion of convertible
  Debt                                                784,333                    784,333                   784,333
                                         --------------------      ---------------------       -------------------

Weighted average number of common
  Shares outstanding as adjusted                   11,271,859                 10,898,859                10,818,859
                                         ====================      =====================       ===================


DILUTED EARNINGS PER COMMON SHARE                 $       .43                $       .52               $       .69
                                                  ===========                ===========               ===========

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